

LaserCard®

Value-Added Reseller (VAR) Agreement

LaserCard®

Welcome to the LaserCard Systems Corporation VAR Program

LaserCard Systems Corporation (LSC) is interested in working with your company to bring optical memory card solutions to the market. Our company develops, manufactures and supplies a selection of interface software, optical memory cards and optical card drives to system integrators and software developer Value-Added Resellers (VAR). We rely on our network of VARs to develop, market and sell card-based solutions using our optical memory card technology. We have found the VAR program to be the best method for successfully generating business in worldwide markets.

Since its introduction, the VAR program has proven to be successful for both LSC and our VARs. To date, millions of LaserCard® optical memory cards have been shipped to our VARs for use in programs all over the world. We have approximately 70 VARs in 40 countries and we are interested in making your company part of our team.

We are pleased to provide this agreement to your company for review. We are confident that you will find the terms of this agreement to be acceptable and we would like to thank you for considering a business relationship with LaserCard Systems Corporation.

VALUE-ADDED RESELLER AGREEMENT

This Value-Added Reseller Agreement ("Agreement") is made as of the 7th day of October 2004 (the "Effective Date"), by and between LaserCard Systems Corporation, a corporation organized under the laws of Delaware, with offices at 1875 N. Shoreline Blvd.,, Mountain View, CA 94043 ("LaserCard"), and Western Media Group Corporation, a corporation organized in the state of Minnesota with offices at 11 Oval Drive, Suite 200B, Islandia, NY 11749 ("VAR").

DEFINITIONS (Section 2)

1.1 "Custom Products" means the LaserCard Products, the visual features, data structure, and/or system features of which are customized by LaserCard for VAR as a result of the Services.

1.2 "Documentation" means the manuals and other materials, in paper or electronic format, that describe the specifications, features, operating characteristics, operation and use of the LaserCard Products, that LSC generally provides to its VARs of the LaserCard Products.

1.3 "End User" means a person or entity that purchases or licenses any VAR Solution for use in the regular course of such person's or entity's business or personal use and not for resale or sublicensing by such person or entity.

1.4 "LaserCard Products" means the optical memory cards and optical card read/write drives, kits and system packages, options and accessories as described in the Product Guide. As used herein, "LaserCard Products" includes both generic ISO standard products and Custom Products.

1.5 "Product Guide" means LaserCard's then-current Product Reference and Pricing Guide. A copy of the Product Guide in effect as of the Effective Date is attached hereto as Exhibit A.

1.6 "Services" means the technical services provided by LSC to VAR pursuant to Section 3 below for the customization of standard LaserCard Products pursuant to VARs requirements, as mutually agreed upon in a SOW.

1.7 "Software" means the software products as part of the LaserCard Products and other software products (if any) provided by LSC to VAR pursuant to this Agreement.

1.8 "Territory" means the geographical area described in Exhibit B attached hereto.

1.9 "VAR Product" means the software and/or hardware products created, manufactured and/or distributed by VAR.

1.10 "VAR Solution" means the LaserCard Product bundled in combination with, and accompanied by, VAR Product(s) that add substantial functionality to the LaserCard Product such that an End User would not purchase the VAR Solution primarily to obtain the LaserCard Product.

1.11 "Work Product" means any and all software (whether in object or source code form), algorithm, flowchart, schematic, diagram, data, databases, designs, documentation, specification, electronic hardware and components, products, product improvements, product modifications formulas, inventions, innovations, know-how, mask works, methods, plans, procedures, programs, recommendations, reports, techniques, writings of any nature and any other work, including, without limitation, the Custom Products, developed, written, made, conceived or reduced to practice in the course of, or arising out of, the Services performed by or on behalf of LSC under this Agreement, whether or not jointly conceived.

APPOINTMENT (Section 2)

2.1 Subject to the terms and conditions of this Agreement, LSC appoints VAR as a non-exclusive VAR of the LaserCard Products in the Territory. Notwithstanding the foregoing, VAR acknowledges that VARs right to resell the LaserCard Products is subject to certain exclusive rights with respect to certain custom LaserCard Products ("Exclusive Rights") that LSC granted prior to the Effective Date, and may grant following the Effective Date, to certain other VAR of the LaserCard Products. Exclusive Rights as of the Effective Date are described in Exhibit B, as may be revised by LSC from time to time upon notice to VAR. LSC reserves the unrestricted right to, directly and indirectly, promote, market, sublicense, distribute and otherwise exploit the LaserCard Products in the Territory, including, but not limited to, through sale representatives, OEMs, other VAR, and other resellers as well as directly to End Users (except to the extent that LaserCard has granted VAR Protected Status (as defined below) to VAR, if applicable, pursuant to Section 3.3 below.

2.2 VAR hereby certifies that VAR will distribute the LaserCard Products only as part of the VAR Solution, and not as a stand alone product.

CUSTOMIZATION (Section 3)

3.1 At VARs request, and if agreed to by LSC, LSC will provide the Services to VAR. All requests for Services shall be made by VARs issuance of a statement of work substantially in the form attached hereto as Exhibit C ("SOW"). Upon both parties' execution of a SOW, the SOW shall be deemed incorporated herein by this reference and attached hereto. Each SOW will include a description of the Services to be provided, deliverables, schedule and other timing issues, fees and other details applicable to the project. LSC's charges for Services will be as mutually agreed in the applicable SOW.

3.2 LSC will own all patent, copyright, trade secret, know-how and other intellectual property and proprietary rights in and to the Work Product. The End User or VAR, as applicable, for which the custom media format ("Custom Format") was created as a result of the Services will have the sole and exclusive right to products made using the Custom Format. LSC will retain physical control and ownership of the Custom Format and tooling.

3.3 During the term of this Agreement, VAR may request from LSC VAR Protected Status with respect to certain Custom Products in a defined geographical territory by filling out and sending to LaserCard a completed VAR Application for Protected Status (a form of which is attached hereto as Exhibit D). Applications for VAR Protected Status may be accepted by LSC, in LSC's sole discretion. If LSC accepts VARs application for VAR Protected Status, then LSC and VAR will enter into a separate written agreement setting forth, among other things, the scope of the VAR Protected Status and the obligations imposed on VAR for the maintenance of such VAR Protected Status. VAR may not claim VAR Protected Status until such separate agreement is executed by LSC and VAR.

PROPRIETARY RIGHTS; RESTRICTIONS (Section 4)

4.1 LSC shall own all patent, copyright, trade secret and other intellectual property and proprietary rights, in and to the LaserCard Products and all Documentation thereof. VAR shall not remove, alter, cover or obscure any copyright, trademark or other proprietary rights notice placed by LSC on the LaserCard Products or any portion thereof, unless approved in writing by LSC.

4.2 VAR acknowledges and agrees that, notwithstanding the use of the terms "purchase" and "sell" in this Agreement, title to any Software provided to VAR under this Agreement does not pass to VAR or any third party, and the rights of VAR and its End Users with respect to any such

Software shall only be those of a licensee and subject to the terms and conditions set forth in the license agreement accompanying such Software.

CERTAIN OBLIGATIONS OF VAR (Section 5)

5.1 In order to qualify as a LSC VAR, Purchase must complete and sign this Agreement and an initial VAR reseller's package must be purchased and paid for as of the effective date of this Agreement. The initial VAR reseller's package fee is $9,950 U.S. (see Exhibit F for VAR package contents). VAR will, at its own expense, use its best commercial efforts to promote and maximize sales of the LaserCard Products as part of the VAR Solution to End Users within the Territory. VAR will not distribute the LaserCard Products as part of the VAR Solution through system integrators, subdistributors or other intermediaries ("Sales Channels") without LSC's prior written consent, such consent shall not be unreasonably withheld by LSC. Consent will be considered on a program basis only. VAR represents to LSC that all such authorized Sales Channels will either be bound by this Agreement or by other written agreements that are no less restrictive or protective of LSC's intellectual and proprietary rights than the terms and conditions of this Agreement.

5.2 VAR will not make any false or misleading representations or omissions with respect to LSC or the LaserCard Products, and VAR will at all times conduct its business in a manner reflecting favorably upon LSC and the LaserCard Products. VAR will prepare and submit to LSC by the fifth working day of each calendar quarter a written report describing VARs activities pursuant to this Agreement during the preceding quarter, including, without limitation, the following information (for each project): (i) project title; (ii) end user; (iii) application; (iv) expected volumes (cards and drives); (v) role of VAR; (vi) prime contractor or subcontractor; (vii) other partners; (viii) VARs offer (e.g., complete solution or subset); (ix) whether LSC will be required to supply software development/integration services; (x) project status; (xi) whether the project is funded; (xii) expected start date; (xiii) expected delivery schedule; (xiv) actions required to obtain contract; and (xv) whether the card design has been agreed.

5.3 VAR will, at VARs own expense, (i) maintain its own office space and facilities in the Territory; and (ii) provide and maintain a competent and adequately trained, skilled and motivated sales organization for the sale of the LaserCard Products.

5.4 VAR will be responsible for all direct interactions with End Users with respect to the VAR Solution. VAR will provide reasonable training with respect to the VAR Solution to its technical personnel responsible for support of the VAR Solution pursuant to this Section.

5.5 VAR will be solely responsible for all costs, liabilities and obligations, including, but not limited to, any and all commissions and other fees, incurred in connection with VARs promotion, marketing, and distribution of the LaserCard Products as part of the VAR Solution. VAR will fully comply with all applicable laws, rules and regulations (including, without limitation, export control laws, rules and regulations) in the exercise of its rights and performance of its duties and obligations under this Agreement and will not engage in any illegal or unethical business practices in promoting, marketing or distributing the LaserCard Products.

5.6 VAR agrees that, during the term of this Agreement, VAR shall not, directly or indirectly, either for itself or any other person or entity, solicit any individual who is engaged as an employee, agent or independent contractor by LSC to terminate his or her engagement with LSC and/or to become an employee, agent or independent contractor of VAR or such other person or entity.

5.7 VAR will not, nor will VAR permit any End User or other third party, to: (i) produce, manufacture, electronically distribute or otherwise copy the LaserCard Products; (ii) reverse engineer, disassemble, or decompile the LaserCard Products in whole or in part; or (iii) alter or modify the LaserCard Products. VAR agrees to promptly notify LSC of, and to assist LSC at LSC's expense

with respect to, any infringement or unauthorized use of such proprietary rights of which VAR is aware or reasonably suspects.

5.8 Subject to LSC's express, prior, written consent with respect to each such activities, VAR may, at its own expense, use LSC's designated logo, trademark or trade name ("LaserCard Marks") in VARs brochures, advertising and marketing materials for the VAR Solution or otherwise in connection with the distribution of the LaserCard Product as part of the VAR Solution under this Agreement. In such circumstances, VAR will use the LaserCard Marks in accordance with trademark usage guidelines or other instructions that LaserCard may provide to VAR and VAR will provide to LSC prior to use, at no cost to LSC, examples of all intended uses of the LaserCard Marks, for LSC's approval. VAR acknowledges and agrees that LSC owns the LaserCard Marks, that the goodwill derived from the use of the LaserCard Marks inures solely to LSC, that VAR will not register any mark similar to any LaserCard Marks, and that VAR will not challenge the validity of the LaserCard Marks.

5.9 VAR agrees not to use as part of its product name(s), company name(s), trade name(s), service mark(s), or trademark(s), any of the trademarks or trade names owned by, or licensed to, LSC or any of its affiliates, including, without limitation: LaserCard, LaserCard Systems, LSC, Drexler, Drexler Technology, DTC, Drexon, or any derivatives thereof. LSC reserves the right to terminate this Agreement immediately for any breach by VAR of this Section 5.9.

FORECASTS, ORDERS AND PURCHASE COMMIMENTS (Section 6)

6.1 Beginning upon execution of this Agreement or such later time as mutually agreed upon between the parties, and thereafter on a monthly basis within five days after the first day of each calendar month, VAR shall place a written, three-month rolling purchase order with LSC for the LaserCard Products. Each purchase order shall, at a minimum, specify for each month the quantity and type of LaserCard Products being ordered and the requested delivery date. All purchase orders are subject to LSC's acceptance and shall not be binding upon LSC until the earlier of such acceptance or shipment of the LaserCard Products ordered (to the extent of such shipment). LSC will use commercially reasonable efforts to notify VAR of LSC's acceptance or rejection of VARs purchase order, and of the expected delivery date for accepted purchase orders, within five business days after LSC's receipt of such purchase order. Order acceptance is further contingent upon receiving all required specifications approved by VAR and accepted by LSC, a valid purchase order, and the required advance payment with the order.

6.2 Along with each rolling purchase order, VAR shall provide to LSC a non-binding, written month-by-month forecast of orders for LaserCard Products for the fourth to twelfth months following the month in which the forecast is provided to LSC. Each such forecast shall identify the quantity and type of LaserCard Products that VAR expects to purchase during each of the fourth to twelfth months from the date of such forecast.

6.3 Notwithstanding any other provision herein, VAR shall not modify or cancel the first three-month purchase order ("Initial Purchase Order") placed after the Effective Date.

6.4 In addition to the purchase of a VAR package, for the first 12-month period following the Effective Date, VAR agrees to purchase and pay for LaserCard Products in the minimum amount of Fifty Thousand US Dollars (USD $50,000) in Net Shipments ("Minimum First Year Purchase"). "Net Shipments" means the aggregate invoice value of all LaserCard Products shipped by LSC to VAR, less any returns, credits and allowances, taxes and freight associated with the purchase of LaserCard Products under the Agreement. Minimum purchase obligations for subsequent years ("Minimum Annual Purchase") will be mutually agreed upon between the parties at least ten (10) days before the beginning of each such subsequent year by executing a form substantially in the form attached hereto as Exhibit E. Each such executed forms will be deemed incorporated in this Agreement by this reference as Exhibit E-1, E-2, E-3, etc., as if set forth in full herein. If the

parties fail to agree on the Minimum Annual Purchase by the beginning of the applicable year, then at LSC's discretion, either (i) the Minimum Annual Purchase for the immediately preceding year will apply; or (ii) LSC may terminate this Agreement pursuant to Section 9.3 below. LSC will determine the amount of Net Shipments at the end of each annual period and, if VAR has not purchased and paid for its Minimum Annual Purchase for the applicable annual period, LSC may, at its option, (i) terminate this Agreement as provided in Section 9.3 below; or (ii) permit VAR, within 30 days of LSC's notice, to pay the amount by which VARs actual Net Shipments is below the Minimum Annual Purchase (the "Shortfall") or to place a purchase order for LaserCard Products in the amount of the Shortfall.

6.5 Nothing in this Agreement shall obligate, or be construed to obligate, LSC to manufacture or continue to manufacture any or all LaserCard Products. If LSC decides to discontinue manufacturing a LaserCard Product at any time, LSC shall give VAR sixty days prior written notice of such discontinuation. Within thirty days after such notice is given, VAR may place a purchase order for its final requirements of the discontinued LaserCard Product, for delivery up to one hundred eighty days after LSC's receipt of such purchase order. LSC shall use commercially reasonable efforts to fill such purchase order for the discontinued LaserCard Product pursuant to the delivery schedule requested by VAR and agreed to by LSC, provided that the quantity ordered in such purchase order shall not exceed fifty percent (50%) of the volume of VARs purchases of the discontinued LaserCard Product in the prior six month period, or such higher volume as may be agreed to by LSC in writing.

6.6 LSC reserves the right to make changes, at any time, to any of the LaserCard Products. LSC shall use commercially reasonable efforts to notify VAR at least thirty days prior to the effective date of any change if, in LSC's opinion, such change substantially adversely affects the functionality of the changed LaserCard Product. VAR will have thirty days from the date of such notification to place a purchase order for the unchanged LaserCard Product, provided that the quantity ordered in such purchase order shall not exceed fifty percent (50%) of the volume of VARs purchases of the unchanged LaserCard Product in the prior six-month period, unless otherwise agreed to by LSC, or such higher volume as may be agreed to by LSC in writing. Such purchase orders must schedule delivery of the unchanged LaserCard Product within sixty days of the purchase order date.

PRICES, PAYMENT AND TERMS OF SALES (Section 7)

7.1 VAR shall pay to LSC for LaserCard Products purchased hereunder, the price set forth in the Product Guide. Payment terms are by direct wire transfer. Bank charges are the responsibility of VAR. Instructions for Direct Wire Transfer of Funds as described in Exhibit G.

7.2 The terms set forth in Parts D.1, D.2, and D.3 of the Product Guide shall apply to all purchases of LaserCard Products by VAR under this Agreement.

LIMITED WARRANTIES AND DISCLAIMER (Section 8)

8.1 LSC represents and warrants that each LaserCard Product (other than third party products) to be delivered hereunder shall, under normal use and conditions, at the time of delivery and for the time period specified below ("Warranty Period") conform substantially to LSC's specifications in the Documentation. The warranties (if any) applicable to third party products not manufactured by LSC shall be as set forth on or in the package containing such third party products, and if assignable by LSC, will be assigned by LSC to VAR. The warranty in this Section 8.1 shall not be valid if LSC determines that (i) the LaserCard Product has been abused, modified, altered, subjected to damage from accidents or acts of nature or otherwise used in breach of this Agreement or in a manner not in accordance with the Documentation; or (ii) the non-conformity is based on the data or any other material or information provided by VAR or developed by LSC for VAR, pursuant to VARs instructions.

8.1.1 The Warranty Period for optical memory card reader/writers shall be twelve (12) months.

8.1.2 The Warranty Period for optical memory cards shall be six (6) months.

8.1.3 The Warranty Period for all other LaserCard Products shall be three (3) months.

8.2 As LSC's sole liability and VARs exclusive remedy for breach of the limited warranty set forth in Section 8.1, LSC shall, at its option, (i) repair or replace at its expense (including return shipment) any LaserCard Products found by LSC to breach such warranty, or (ii) reimburse VAR for the purchase price allocable to such products less reasonable deductions for usage and general market depreciation; provided that VAR first notifies LSC in writing of the alleged defective LaserCard Products and then, at VARs expense, returns such LaserCard Products to LSC's designated return facility within the applicable Warranty Period along with a brief statement explaining the alleged defect and a reference to the return material authorization number ("RMA #") issued by LSC. Returned LaserCard Products that are found by LSC to conform to such warranty or are returned out-of-warranty will be repaired or replaced at LSC's standard charges and shipped back to VAR at VARs expense.

8.3 THE LIMITED WARRANTY SET FORTH ABOVE IN SECTION 8.1 SHALL EXTEND TO VAR ONLY AND NOT TO ANY OF ITS END USERS OR OTHER THIRD PARTIES. EXCEPT FOR SUCH LIMITED WARRANTY, ANY AND ALL LASERCARD PRODUCTS ARE DELIVERED "AS IS," AND LSC MAKES, AND VAR RECEIVES, NO ADDITIONAL WARRANTIES. LSC HEREBY EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND OR NATURE CONCERNING THE LASERCARD PRODUCTS SUPPLIED UNDER THIS AGREEMENT, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR AGAINST INFRINGEMENT OF THIRD PARTY'S INTELLECTUAL PROPERTY RIGHTS.

8.4 Notwithstanding anything to the contrary herein, LSC does not warrant that any LaserCard Product will meet VARs requirements and is not responsible for any incompatibility of LaserCard Products with products not provided by LSC. VAR is solely responsible for (i) selecting the proper type and configuration of LaserCard Products for VARs or its End User's intended uses, (ii) providing warranty, maintenance and training services for LaserCard Products to VARs End Users, and (iii) any and all verbal and written communication with VARs End Users regarding LaserCard Products.

TERM AND TERMINATION (Section 9)

9.1 The term of the Agreement begins on the Effective Date and unless terminated earlier in accordance with the terms of this Agreement, will continue for one (1) year. The Agreement will automatically renew for successive one (1) year terms unless terminated as provided herein. Either party may elect not to renew the Agreement by giving the other written notice thereof at least ninety (90) days prior to the scheduled renewal date.

9.2 Either party may terminate this Agreement immediately, upon written notice to the other party, (i) if the other party materially breaches this Agreement and fails to cure such breach within 30 days after receipt of notice from the non-breaching party describing the breach; (ii) upon the institution by or against the other of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other's debts not dismissed within 60 days, (iii) upon the other's making an assignment for the benefit of creditors; or (iv) upon the other's dissolution or ceasing to conduct business in the normal course.

9.3 LSC may terminate this Agreement by providing written notice to VAR if, in any 12-month period during the term of this Agreement, VAR fails to purchase and pay for LaserCard Products in the amount of its Minimum Annual Purchase obligation as set forth in Section 6.4 above.

9.4 Upon any termination of this Agreement other than by LSC pursuant to Sections 9.2 or 9.3, LSC will deliver LaserCard Products under any purchase orders accepted by LSC but not yet fulfilled as of the effective date of termination. Upon any termination of this Agreement, all amounts owed to LSC by VAR become immediately due and payable within five (5) days of the effective date of termination. Within 10 days after any termination of this Agreement, VAR will return all LSC Confidential Information and all brochures, literature and other materials provided by LaserCard, except for a reasonable number of materials required for VARs support of its End Users of the VAR Solution as provided under this Agreement. Neither VAR nor LSC will be liable to the other because of any proper termination of this Agreement for compensation, reimbursement or damages for the loss of prospective profits, anticipated sales or goodwill.

9.5 The provisions of Sections 1, 3.2, 4, 5.9, 7, 8.3, 8.4, 9.4, 9.5, 10, 11, 12 and 13 shall survive the expiration or termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination of this Agreement.

CONFIDENTIAL INFORMATION (Section 10)

10.1 Prior written agreement must be obtained from LSC if VAR wishes to provide to LSC proprietary or confidential information of VAR or any third party. If VAR obtains LSC's written consent, then LSC will be bound by the obligations in this Section 10.

10.2 As used herein, "Confidential Information" means any information provided by a party that is designated as confidential or that ought to be considered confidential by the party receiving such information, based on the nature of the information or the circumstances of disclosure. The Product Guide shall be deemed part of the Confidential Information of LSC. Each party shall protect and maintain all Confidential Information of the other party in strictest confidence. Each party shall take all necessary and proper actions to preserve the secrecy and prevent disclosure of such Confidential Information of the other party to persons other than its employees, agents, directors, officers or advisors who need to know the Confidential Information and are bound by written obligations of confidentiality at least as restrictive as those contained herein. Except as expressly authorized in writing by the disclosing party, the receiving party shall not disclose to any person or entity or use or permit the use of any Confidential Information of the disclosing party except as reasonably necessary to perform and exercise its rights and obligations under this Agreement. The receiving party will use the same degree of care to protect the Confidential Information from unauthorized use or disclosure as it would use to protect its own information of a similar nature, but in no event with less than reasonable care.

10.3 The confidentiality obligations shall not apply to any information that (i) is already known to the receiving party without restriction on use or disclosure prior to receipt of such information from the disclosing party; (ii) is or becomes publicly known through no wrongful act or inaction of the receiving party; (iii) has been rightfully received by the receiving party from a third party authorized to make such communication, without restriction on use or disclosure; or (iv) has been independently developed by the receiving party without use of the Confidential Information.

10.4 If the receiving party is subject to judicial or governmental proceedings requiring disclosure of particular Confidential Information, then, prior to any such disclosure, the receiving party will provide the disclosing party with reasonable prior notice and will obtain, or provide the disclosing party with an opportunity to obtain, a protective order or confidential treatment of the Confidential Information.

INDEMNITY (Section 11)

11.1 LSC will defend VAR, at its own expense, and will pay any settlements or judgments finally awarded in favor of a third party, against VAR to the extent based on a claim that the LaserCard Product infringes a U.S. patent or copyright of a third party. Notwithstanding the foregoing, LSC will have no liability regarding any claim arising out of or related to: (i) any products or components not supplied by LSC to VAR hereunder; or (ii) the combination of any LaserCard Product with other products, components, processes or materials not obtained from LSC, including without limitation the VAR Product, if the claim of infringement would not have occurred but for such combination; or (iii) any modification to the LaserCard Product not made by LSC or made by LSC pursuant to VARs instructions, if the claim of infringement would not have occurred but for such modification; or (iv) the processes or methods involved in the application in which the End User uses the LaserCard Product; or (v) failure to use replacement or modified LaserCard Product provided by LaserCard (collectively, the "Excluded Claims"). THE FOREGOING STATES VARS SOLE AND EXCLUSIVE REMEDY AND LSC'S SOLE LIABILITY WITH RESPECT TO CLAIMS OF INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY OR OTHER PROPRIETARY RIGHTS OF ANY KIND.

11.2 If the LaserCard Product becomes or in LSC's opinion is likely to become, the subject of an infringement claim, LSC may, at its option, (i) procure for VAR the right to continue using the LaserCard Product as provided in this Agreement; (ii) modify or replace the LaserCard Product so that there is no infringement; or (iii) if neither of the foregoing options are reasonably available to LSC, accept the return of the Products and refund to VAR the amounts paid for such LaserCard Products depreciated over a three year period on straight line basis.

11.3 Other than as to claims for which LSC is obligated to indemnify VAR under Section 11.1, and only to the extent of such indemnity, VAR will, at its expense, defend, indemnify and hold LSC and its directors, officers, employees, and agents harmless against any and all claims, actions, demands, suits, losses, liabilities, judgments, expenses and costs (including without limitation reasonable attorneys' fees) arising out of or related to (i) VARs promotion, marketing, sublicensing or distribution of the VAR Solution; (ii) an actual or alleged infringement by the VAR Solution of a U.S. patent or copyright, or (iii) the Excluded Claims.

11.4 An indemnified party under this Agreement will (i) notify the indemnifying party promptly in writing of any indemnity claim; (ii) permit the indemnifying party to have sole control to defend, compromise or settle such claim; and (iii) provide all reasonably available information, assistance and authority, at the indemnifying party's reasonable expense. The indemnified party can participate in, but not control, the defense or settlement of any such claim, at its own expense. VAR agrees that it will not settle any claim in any manner which would impose any obligation on LSC or restrict LSC's right, title or interest, including intellectual property rights, in LaserCard Products without LSC's prior written consent.

LIMITATION OF LIABILITY (Section 12)

12. EXCEPT FOR EITHER PARTY'S INDEMNITY OBLIGATIONS UNDER SECTION 11, IN NO EVENT WILL EITHER PARTY BE LIABLE, UNDER ANY THEORY OF LIABILITY, WHETHER IN AN ACTION BASED ON A CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, HOWEVER ARISING, FOR ANY COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY LOSS OF USE, INTERRUPTION OF BUSINESS, WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THIS LIMITATION SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

GENERAL (Section 13)

13.1 VAR acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin, including the LaserCard Products. VAR hereby agrees and warrants to LSC that VAR will strictly comply with all applicable requirements established under such export controls, including without limitation, obtaining and complying with any required written permission, approvals or licenses from the appropriate governmental authorities.

13.2 If VAR is an entity of the U.S. Government or if VAR is a contractor or subcontractor (at any tier) of the U.S. Government and is licensing the Software for use by the U.S. Government or in connection with any contract or other transaction with the U.S. Government, VAR acknowledges that by accepting delivery of the Software, the Government agrees that the Software qualifies as commercial computer software and that the documentation related thereto qualifies as commercial computer software documentation within the meaning of the acquisition regulations and contract clauses applicable to this procurement. THE TERMS AND CONDITIONS OF THIS AGREEMENT ARE FULLY APPLICABLE TO THE GOVERNMENT'S USE AND DISCLOSURE OF THE SOFTWARE AND DOCUMENTATION, AND SHALL SUPERSEDE ANY CONFLICTING TERMS OR CONDITIONS. No license of any kind is granted in the case of acquisitions which contain or are subject to the clauses FAR 52-227.19 COMMERCIAL COMPUTER SOFTWARE-RESTRICTED RIGHTS (JUNE 1987) or DFARS 252.227-7013 RIGHTS IN TECHNICAL DATA AND COMPUTER SOFTWARE (OCT 1988) or any other clause which purports to grant to the Government rights greater than, or additional to those, set forth in this Agreement, or which purports to impose additional requirements upon LSC to make this Agreement effective, unless LSC specifically so consents by separate written agreement. Failing such agreement, and if this Agreement fails to meet the Government's stated needs or is inconsistent in any respect with federal law, the Government agrees to return the Software and documentation, unused, to LSC. The Licensor/Manufacturer is LaserCard Systems Corporation, 1875 N. Shoreline Blvd.,, Mountain View, CA 94043.

13.3 Notices under this Agreement must be in writing and will be deemed given when delivered personally, or by email or facsimile (with confirmation of receipt) or by conventional mail (registered or certified, postage prepaid with return receipt requested), addressed at the addresses set forth below.

13.4 This Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns. VAR may not transfer, sublicense or otherwise assign this Agreement, or any of its rights or obligations hereunder, without LSC's prior written consent. Any attempted assignment in violation of this Section will be void.

13.5 LSC is not responsible for any delays, errors or failures to perform under this Agreement caused by or resulting from any act, omission or condition beyond LSC's reasonable control, whether or not foreseeable or identified, including without limitation acts of God, strikes, lockouts, riots, acts of war, governmental regulations, fire, power failure, earthquakes, severe weather, floods or other natural disaster, or VARs, or any third party's actions, hardware, software or communications equipment or facilities.

13.6 This Agreement will be governed by and construed in accordance with the laws of the State of California, U.S.A., exclusive of its conflict of law principles. The parties disclaim application of the U.N. Convention on Contracts for the International Sale of Goods to this Agreement or the transactions contemplated hereby. Except for actions for injunctive relief for a violation of intellectual property rights, confidentiality obligations or enforcement or recognition of any award or order in any appropriate jurisdiction, (i) if VAR is located in the United States, any and all claims, controversies or actions arising out of or relating to this Agreement shall be filed exclusively in the state and federal courts located in the County of Santa Clara, California; and (ii) if VAR is located outside of the United States, then all claims, disputes or controversies arising out of or related to this Agreement shall be subject to binding arbitration in Santa Clara, California, under the Commercial Arbitration Rules of the American Arbitration Association

("AAA"). The arbitrator(s) shall be neutral, independent and impartial. Judgment upon the award rendered by the arbitrator may be entered by any court with jurisdiction. The arbitration proceedings contemplated by this section will be as confidential and private as permitted by law.

13.7 Unless otherwise expressly provided in this Agreement, any and all rights and remedies of a party upon the other party's breach of or default under this Agreement (whether expressly conferred by this Agreement or otherwise) shall be deemed cumulative with and not exclusive of any other right or remedy conferred by this Agreement or by law or equity on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

13.8 This Agreement, together with the Exhibits, constitutes the entire agreement of the parties, and supersedes any and all prior or contemporaneous agreements (whether oral or written) between the parties with respect to the subject matter of this Agreement. Purchase orders submitted by VAR are subject to the terms and conditions of this Agreement. Additional or contrary terms and conditions contained in any purchase order, price quotation or other forms of communication between the parties regarding the subject matter of this Agreement shall have no force or effect unless such term or condition is accepted in writing by an authorized representative of LSC. LSC's failure to specifically object shall not be deemed a waiver or amendment of any of part of this Agreement. LSC's acknowledgment of a purchase order from VAR, or performance with respect to such an order, shall not constitute an acceptance of additional terms, if any, in such order.

13.9 Except as otherwise expressly provided herein, this Agreement may be modified only in writing and signed by an authorized representative of each party. If any provision of this Agreement is held invalid, illegal or unenforceable, such provision will be reformed only to the extent necessary and in such a manner to effect the original intention of the parties; all remaining provisions continue in full force and effect. Any failure by either party to strictly enforce any provision of this Agreement will not operate as a waiver of that provision or any subsequent default or breach of the same or a different kind. The parties are independent contractors. Nothing contained in this Agreement is intended or is to be construed to create a partnership, franchise, joint venture, agency or legal affiliate relationship between LSC and VAR or any relationship other than independent contractors.

IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement as of the Effective Date.

LASERCARD SYSTEMS CORPORATION

By	Stephen Price-Francis	By	
Its	VP Business Development	Its	
	Address		Address
	Facsimile		Facsimile

PRODUCT REFERENCE AND PRICING GUIDE (Exhibit A)

TERRITORY (Exhibit B)

LaserCard

STATEMENT OF WORK (Exhibit C)

Services:

Deliverables:

Fees; Expenses; Payment:

Schedule; Milestones:

LASERCARD SYSTEMS CORPORATION

By	______________________	By	______________________
Name	Stephen Price-Francis	Name	______________________
Title	VP Business Development	Title	______________________
Date	______________________	Date	______________________

LaserCard

VAR PROTECTED STATUS APPLICATION FORM (Exhibit D)

VAR identity:

Date:

1. Title of Program/Application/Market (e.g., [Country] [National ID Card])

2. Territory (e.g., [Country]):

3. Description of Program/Application/Market (e.g., Multi-application Citizen's ID Card including social services and voter registration)

4. Proposed Custom Products (if applicable):

Photomask:	Yes/No
Encoder and Reader firmware:	Yes/No
DLL:	Yes/No

5. Type of Protected Status sought (e.g., exclusive rights to distribute Custom Products in the Territory):

6. Duration of Protected Status (e.g., three years):

7. Forecast sales volumes (cards and drives) during period described in 6 above:

Year 1:
Year 2:
Year 3:

Please return the completed VAR Protected Status Application Form to:

Patricia Kindree
LaserCard Systems Corporation
1875 N. Shoreline Blvd.
Mountain View, CA 94043 USA

Tel (650) 335-4302
Fax (650) 969-3140

VAR

By ______________________________

Name ______________________________

Title ______________________________

MINIMUM ANNUAL PURCHASE (Exhibit E)

LaserCard Systems Corporation and (“VAR”), as parties to the Value-Added Reseller Agreement dated , 200 (“Agreement”), agree that VAR will purchase and pay for LaserCard Products in the minimum amount of Net Shipments set forth below, during the period between and .

IN WITNESS WHEREOF, the parties hereto have executed this Exhibit E by persons duly authorized as of the date below.

LASERCARD SYSTEMS CORPORATION

By	____________________	By	____________________
Name	Stephen Price-Francis	Name	____________________
Title	VP Business Development	Title	____________________
Date	____________________	Date	____________________

VAR PACKAGE (EXHIBIT F)

INSTRUCTIONS FOR DIRECT WIRE TRANSFER OF FUNDS (EXHIBIT G)

INSTRUCTIONS FOR DIRECT WIRE TRANSFER OF FUNDS

Make payment in U.S. dollars by direct wire transfer to our bank. Wire transfers originating outside of the USA should be sent via the "SWIFT" system for prompt order placement. Wire transfers should be sent to:

Bank of the West
501 Castro Street
Mountain View, CA 94041
ABA#: 121100782

Credit our account as follows:

LaserCard Systems Corporation
Account Number: 007-009704

Please reference the invoice number and your company name. Include instructions to Bank of the West to notify Steve Larson by telephone when the funds arrive:

Steven G. Larson
Vice President, Finance
LaserCard Systems Corporation
Tel: (650) 969-4428 Ext. 307

Note to banks outside the USA: Please notify LSC concurrently with transfer of funds to Bank of the West. Such notification should be made by fax to:

LaserCard Systems Corporation
Mountain View, CA USA
Attention: Steven G. Larson
Fax: (650) 969-0487